Exhibit 99.1

Protalix BioTherapeutics Appoints Prof. Aaron Ciechanover, a Laureate of the Nobel Prize in Chemistry, to its Scientific Advisory Board

Carmiel, Israel – August 6, 2007 - Protalix BioTherapeutics, Inc. (AMEX: PLX), today announced the appointment of Professor Aaron Ciechanover, a laureate of the Nobel Prize in Chemistry, to its Scientific Advisory Board.

Born in Haifa, Israel, Professor Ciechanover received his Master of Science in 1971 and his M.D. in 1974 from the Hadassah Medical School of the Hebrew University in Jerusalem. He received his Doctorate of Science in 1982 from the Technion, Israel Institute of Technology, in Haifa and was trained as a post-doctoral fellow in the Massachusetts Institute of Technology (M.I.T.) in Cambridge, Massachusetts, USA. He is currently a Distinguished research Professor at the Cancer and Vascular Biology Research Center of the Rappaport Research Institute and Faculty of Medicine at the Technion.

As a graduate student at the Technion with Dr. Avram Hershko and in collaboration with Dr. Irwin A. Rose from the Fox Chase Cancer Center in Philadelphia, Pennsylvania, Ciechanover discovered the ubiquitin-mediated proteolytic system. With this model it is now possible to understand at a molecular level how the cell controls a number of central processes by breaking down certain proteins. The three were awarded the 2004 Nobel Prize in Chemistry for their discovery. In addition, Dr. Ciechanover has received the 2000 Albert Lasker Award for Basic Medical Research and the 2003 Israel Prize in Biology. He is a member (Foreign) of the National Academy of Sciences of the USA, of the Pontifical Academy of Sciences (Vatican), and of the Israeli Academy of Science and Humanities.

Dr. Yoseph Shaaltiel, executive vice president of Research and Development at Protalix, stated, “Professor Ciechanover is an accomplished scientist, and a tremendous addition to our Scientific Advisory Board. His contributions to the field of biochemistry and expertise in the biology of protein systems, in combination with his medical background, will provide Protalix and our highly respected and knowledgeable advisory board with a stronger framework upon which to continue building our company.”

Professor Ciechanover added, “I am pleased to have the opportunity to join such a highly regarded team of accredited and innovative individuals.  The study of protein-based therapeutics is an intriguing field with the potential to provide many benefits to our society, and I look forward to working with Protalix to further explore these possibilities.”

About Protalix BioTherapeutics, Inc.

Protalix is a clinical stage biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix's ProCellExTM presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix has recently announced that it has received written notice from the United States Food and Drug Administration that it may initiate a phase III clinical trial in the United States of its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission.  The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:

investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics

Lee Roth / David Burke

212-896-1209 / 1258

lroth@kcsa.com / dburke@kcsa.com

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